Exhibit 99.1

GeoMet Announces Additional Natural Gas Hedges

Houston, Texas – February 16, 2012—GeoMet, Inc. (NASDAQ: GMET) announced today that it has increased its natural gas hedges through the addition of swaps for the periods and at the prices listed below:

Period	Price	Volume (MMBtu)
• Summer 2012	$2.89	3,210,000
• Winter 2012 – 2013	$3.81	1,208,000
• Summer 2013	$3.81	1,712,000
• Winter 2013 – 2014	$3.81	1,208,000

Commenting on these additional hedges, Darby Seré, President and Chief Executive Officer, said, “Natural gas price volatility remains high and we believe there is considerable downside price risk over the near term due to historically high current and projected gas storage levels. The addition of these new hedges reduces the Company’s exposure to lower natural gas prices during this period of elevated risk.”

Following the completion of these new hedges the Company’s gas hedge position was as follows:

Period	Price	Volume (MMBtu)
Q 1 2012	$6.11	2,351,398
Summer 2012	$4.55	7,655,006
Winter 2012 - 2013	$5.19	3,227,118
Summer 2013	$3.81	1,712,000
Winter 2013 - 2014	$3.81	1,208,000

All of the Company’s current hedges are swap transactions. The Company estimates that approximately 73% of its projected sales volumes in 2012 are hedged at an average price of $4.99 per MMBtu, including approximately 82% of projected sales volumes during the period from April through October which are hedged at an average price of approximately $4.55 per MMBtu. For the year 2013, the Company estimates that it has hedged between 20% and 40% of projected sales volumes, depending on the month, at prices ranging from $3.81 and $4.95 per MMBtu. During the first two months of 2012, the Company received approximately $4.6 million in settlement payments from hedge counterparties.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements about the percent of our future sales that are hedged, future natural gas prices and gas storage levels are all forward looking statements. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including our future production rates, operational hazards, pipeline capacity, general economic conditions and other factors. Careful consideration should be given to the risk factors and other cautionary statements included in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in Alabama, West Virginia and Virginia. We also control non-producing coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.